Dreyfus
A BNY Mellon Company℠

October 14, 2009

DREYFUS FAMILY OF FUNDS

Recently, we sent you proxy materials regarding the Special Meeting of Shareholders to be held on November 16, 2009. Our records indicate that we have not received your vote on the important proposals affecting your investment in certain Dreyfus funds. We urge you to act promptly and vote your shares.

EVERY VOTE COUNTS

You may think your vote is not important, but your participation is critical to hold the meetings, so please vote immediately. We urge you to vote your proxies now. You and all other Fund shareholders will benefit from your cooperation.

After careful review, the Fund's Board has unanimously recommended a vote "FOR" the proposals as detailed in your proxy statement. A copy of the proxy statement is available on the Fund's website at www.dreyfus.com/proxyinfo.htm or by calling the toll free number shown below.

1-866-776-7031

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.

Voting is

very important!

Please vote now to be sure your vote is received in time for your Fund's

November 16, 2009

Special Meetings of

Shareholders.

DREYFUS has made it very easy for you to vote. Choose one of the following methods:

- **Speak** to a live Proxy Specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)
- **Log on** to the website noted on your proxy cards and enter your control number printed on the cards, and vote by following the on-screen prompts.
- **Call** the phone number on the proxy cards and enter the control number printed on the cards and follow the touchtone prompts.
- **Mail** in your signed proxy cards in the envelope provided.

Voting takes only a few minutes.

PLEASE VOTE TODAY